AMENDED AND RESTATED

SCHEDULE B

FEES

Dated: August 24, 2017

FEE RATE (%)
Government Assets Portfolio	0.015%
Treasury Portfolio	0.015%
Treasury Instruments Portfolio	0.015%
Liquid Assets Portfolio	0.015%
U.S. Government Portfolio	0.015%
U.S. Government Select Portfolio	0.015%
Municipal Portfolio	0.015%
Prime Obligations Portfolio	0.015%

NORTHERN INSTITUTIONAL FUNDS	THE NORTHERN TRUST COMPANY

By: /s/ Kevin P. O’Rourke	By: /s/ Michelle Roblee

Name: Kevin P. O’Rourke	Name: Michelle Roblee

Title: Vice President	Title: Senior Vice President

B-1